Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (“Agreement”) is made and entered into as of April 1, 2008, by and among General Mayhem LLC, a California limited liability company, with its principal office at 20300 Ventura Blvd. Suite 330, Woodland Hills, CA 91364 (“General”), WestCoast Golf Experiences, Inc., a Nevada corporation, with its principal office at 4199 Campus Drive, Suite 550, Irvine, California 92612 (“West”), and General Mayhem Acquisition Corp., a newly-formed wholly-owned subsidiary of West (“Acquisition Sub”).

RECITALS

A.          West and General intend to effect a reverse triangular merger (the “Merger”), pursuant to which General will merge with and into Acquisition Sub and Acquisition Sub will survive and retain the name “General Mayhem Acquisition Corp.”  .

B.           Prior to the Merger, West shall have effected an 13-for-one split (the “Stock Split”) of the authorized number of shares of its common stock and all of its then-issued and outstanding common stock, par value $.001 per share.

C.           Simultaneous with the Closing (as defined below), Roger Arnet (the “Majority Stockholder”) shall agree to have 25,943,182 shares of West common stock then held by the Majority Stockholder cancelled by West pursuant to a stock cancellation agreement of even date herewith to which West and the Majority Stockholder are parties (the “Cancellation Agreement”).

D.           Simultaneous with the Closing, West and certain investors (the “Investors”), who are parties to subscription agreements of even effective date herewith (the “Subscription Agreements”), will close the $890,000 private placement transaction contemplated by the Subscription Agreements.

E.           For federal income tax purposes, the parties intend that the Merger Transactions will qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Tax Code”).

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and mutual covenants herein made, the parties hereby agree to the foregoing and as follows:

Section 1.          Definitions.  Capitalized terms not otherwise defined herein have the meanings set forth in the attached Schedule 1.

Section 2.          Merger.

(a)          Effecting the Merger.  Upon the terms and subject to the conditions contained in this Agreement, at the Effective Time, General shall be merged with and into Acquisition Sub, and the separate corporate existence of General shall thereupon cease.

(b)          Effect on Capital Stock.  Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of West, General and Acquisition Sub or the holders of any of the following securities, the following shall occur:

      (i)     Conversion of General Units.  Each membership unit of General issued and outstanding on the Closing Date (“General Units”) shall, by virtue of the Merger and without any action on the part of General, West, Acquisition Sub or the holders of the General Units, be converted into and will become 26,000,000 validly issued, fully paid and non-assessable shares of common stock of West (“Share Ratio”), on a post-Stock Split basis, such that holders of the General Units as of the Closing Date will hold a total of 26,000,000 shares of West on a post-Stock Split basis following the conversion.

      (ii)     Fractional Shares.  No fractional shares will be issued, and any right to receive a fractional share will be rounded-up to the nearest whole share.

      (iii)    Cancellation of General Units.  At the Effective Time, the General Units will be deemed canceled and retired and will cease to exist, and each holder of a certificate for General Units will cease to have any rights with respect thereto; provided, however, that, following the Closing Date, upon surrender of an original certificate representing General Units, West will deliver a stock certificate for shares of common stock of West to which such person is entitled pursuant to the Share Ratio, bearing any necessary or appropriate restrictive legend.  The effect of the Merger shall be as provided in the applicable provisions of Nevada Law.

(c)          Lost, Stolen or Destroyed Certificates.  If any certificate evidencing General Units shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate to be lost, stolen or destroyed and, if required by West, the posting of an indemnity bond, in such reasonable amount as West or the transfer agent may direct, as collateral security against any claim that may be made with respect to the certificate, West will issue in exchange for the lost, stolen or destroyed certificate the applicable number of shares of West common stock.

Section 3.          Closing.

(a)          Closing Date. On the terms and subject to the conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place at the offices of M2 Law Professional Corporation, 500 Newport Drive, Suite 800, Newport Beach, California 92660, at 10:00 a.m., local time, on the date of this Agreement or such other time, date or place as West and General may otherwise agree (the “Closing Date”).

(b)          Documents to be Delivered by West.  On or before the Closing, West will deliver or cause to be delivered to General:

      (i)     the original or certified copies of the charter documents of West, including amendments thereof, and all corporate records documents and instruments of West, the corporate seal of West and all books and accounts of West;

      (ii)    all reasonable consents or approvals required to be obtained by West for the purposes of completing the Merger and preserving and maintaining the interests of West under any and all West Material Contracts and in relation to West Assets;

      (iii)    a certified copy of a resolution of the directors of West dated as of the Closing Date appointing the nominee of General set forth on the General Schedule to the board of directors of West ;

      (iv)    resignations of all of the directors of West as of the Closing Date;

      (v)    certified copies of such resolutions of the directors of West as are required to be passed to authorize the execution, delivery and implementation of this Agreement; and

      (vi)    good standing certificate of West.

Section 4.          New Directors and Officers.  On or before the Closing, but effective ten days following the Closing (“Director Effective Date”), or as soon thereafter as may be permitted by the rules and regulations promulgated by the Securities and Exchange Commission (the “SEC”), or state or federal law, (i) West’s officers and directors shall resign and be duly represented by General’s designees and (ii) the Board of West will appoint an individual designated by General to fill a vacancy on the Board to serve as director of West from and after the Director Effective Date and, subsequent to such designation, the then-current member of the Board shall resign effective upon the Director Effective Date.  On the Closing Date or as soon thereafter as practicable, West shall file with the SEC and transmit to the stockholders of record of West on such date the information required by Exchange Act Rule 14f-1 with regard hereto.  Effective as of the Closing, the current officers of West shall be replaced with individuals designated as officers by General.

Section 5.          Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest CrowdGather (and/or its successor in interest) with full right, title and possession to all assets, property, rights, privileges, powers and franchises of General and Acquisition Sub, the officers and directors of General and Acquisition Sub shall be fully authorized (in the name of Acquisition Sub, General and otherwise) to take all such necessary action.

Section 6.          General’s Representations and Warranties.  General represents and warrants to West that the statements contained in this Section are true and correct as of the Closing Date, and do not contain any facts, or omit any facts, that render the statements herein to be misleading, except (i) where any variation would not be reasonably likely to have an Adverse Effect, and (ii) as set forth herein and in the disclosure schedule delivered by General to West (the “General Schedule”), arranged in sections corresponding to the paragraphs in this Section; the disclosure in any section or paragraph will qualify other paragraphs in this Section to the extent that it is reasonably apparent from a reading of the disclosure that it also qualifies or applies to such other paragraphs.

(a)          Organization.  General is a limited liability company validly existing and in good standing under the laws of the State of California and has all requisite power and authority and possesses all necessary governmental approvals necessary to own, lease and operate its properties, to carry on its business as now being conducted, to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated hereby and thereby.  General is duly qualified to do business and is in good standing in all jurisdictions in which its ownership of property or the character of its business requires such qualification, except where the failure to be so qualified would not reasonably be expected to have an Adverse Effect.  Certified copies of the Articles of Organization of General, as amended to date, each as currently in effect, have been made available to West, are complete and correct, and no amendments have been made thereto or have been authorized since the date thereof.  General is not in violation of any of the provisions of its Articles of Organization or Operating Agreement.

(b)          Capitalization.

      (i)      General’s authorized capital ownership interests consists solely of 26,000,000 membership Units.

      (ii)    There are 26,000,000 membership Units outstanding and no other authorized or issued Units or other measure of capital ownership of General. There are no agreements, arrangements or understandings to which General is a party (written or oral) to issue any other units or other measures of capital ownership of General. All of the outstanding membership Units of General were duly and validly issued and fully paid, are non-assessable and free of preemptive rights, and were issued in compliance with all applicable state and federal securities laws.

      (iii)    There are no outstanding (A) options, warrants, or other rights to purchase from General any units or other measures of capital ownership of General; (B) debt securities or instruments convertible into or exchangeable for units or other measures of capital ownership of General; or (C) commitments of any kind for the issuance of additional units or options, warrants or other securities of General.

      (iv)    There are no options or other rights to acquire such Units or other measures of capital ownership and there are no preemptive rights or agreements, arrangements or understandings to issue preemptive rights with respect to the issuance or sale of any units or other measures of capital ownership of General created by statute, the Articles of Organization or Operating Agreement, or any agreement or other arrangement to which General is a party or to which it is bound and there are no agreements, arrangements or understandings to which General is a party (written or oral) pursuant to which General has the right to elect to satisfy any liability by issuing any units or other measures of capital ownership of General.

      (v)    Other than the Operating Agreement, General is not a party or subject to any agreement or understanding, and, to General's knowledge, there is no agreement, arrangement or understanding between or among any persons which affects, restricts or relates to voting, giving of written consents, distributions, allocation of profits and losses, or transferability of units or other measures of capital ownership of General, including any voting trust agreement or proxy.

(c)           No Subsidiaries.  General does not own any capital stock or other equity interest in any corporation, partnership, joint venture or other entity.

(d)          Authorization.  General has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by General and the consummation by General of the transactions contemplated hereby have been duly and validly authorized by all necessary member and/or capital owner action by General and no other corporate proceedings on the part of General and no other member vote or consent is necessary to authorize this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by General.  This Agreement and all other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby to which General is a party constitute the valid and legally binding obligations of General, enforceable against General in accordance with their respective terms, except as may be limited by principles of equity or applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or other similar laws relating to or affecting the rights and remedies of creditors generally.  The execution, delivery and performance by General of this Agreement and the agreements provided for herein, and the consummation by General of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, violate the provisions of the Articles of Organization or Operating Agreement of General, or to General’s Knowledge (i) violate the provisions of any law, rule or regulation applicable to General, (ii) violate any judgment, decree, order or award of any court, governmental body or arbitrator; or (iii) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties or assets of General pursuant to, any indenture, mortgage, deed of trust or other instrument or agreement to which General is a party or by which General or any of its properties is or may be bound.

(e)           No Conflict.  The execution and delivery of this Agreement by General does not require any consent or approval under, result in any breach of, result in any loss of any benefit under, or constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under; give to others any right of termination, vesting, amendment, acceleration or cancellation of; or result in the creation of any lien or encumbrance on any property or asset of General pursuant to; any material agreement of General or other instrument or obligation of General.

(f)           Litigation.  There is no action, suit, legal or administrative proceeding or investigation pending or, to General’s Knowledge, threatened against or involving General (either as a plaintiff or defendant) before any court or governmental agency, authority, body or arbitrator.  There is not in existence on the date hereof any order, judgment or decree of any court, tribunal or agency to General’s Knowledge enjoining or requiring General to take any action of any kind with respect to its business, assets or properties.

(g)          Insurance.  The General Schedule sets forth a listing of all current General insurance policies.  All current insurance policies are in full force and effect, are in amounts of a nature that are adequate and customary for General’s business, and to General’s Knowledge are sufficient for compliance with all legal requirements and agreements to which it is a party or by which it is bound.  All premiums due on current policies or renewals have been paid, and there is no material default under any of the policies.

(h)          Personal Property.  General has good and marketable title to all of its tangible personal property free and clear of all liens, leases, encumbrances, claims under bailment and storage agreements, equities, conditional sales contracts, security interests, charges, and restrictions, except for liens, if any, for personal property taxes not due.  Such property is used by General in the ordinary course of its business and is sufficient for continued conduct of General’s business after the Closing Date in substantially the same manner as conducted prior to the Closing Date.  Such property is in good operating condition and repair, normal wear and tear excepted, and normal maintenance has been performed.

(i)           Intangible Property.  General is the sole and exclusive owner of all right, title and interest in and to all material items of intangible property (including formula and process know-how) necessary for the operation of all material aspects of General’s business as it is currently conducted free and clear of all liens, security interests, charges, encumbrances, equities or other adverse claims.  General has the right and authority to use, and to continue to use after the Closing Date, such property in connection with the conduct of its business in the manner presently conducted, and to its Knowledge such use or continuing use does not and will not materially infringe upon or violate any rights of any other person.

(j)           Real Property.  General is a party to a lease agreement regarding corporate offices located in California, details of which are contained in the General Schedule.  Except as set forth in the preceding sentence, General does not have any interests in any parcel of real property, improved or otherwise.

(k)          Tax Matters.  Within the times and in the manner prescribed by law, General has filed all federal, state and local tax returns and all tax returns for other governing bodies having jurisdiction to levy taxes upon it that are required to be filed.  General has paid all taxes, interest, penalties, assessments and deficiencies that have become due, including without limitation income, franchise, real estate, and sales and withholding taxes.  No examinations of the federal, state or local tax returns of General are currently in progress or threatened and no deficiencies have been asserted or to its Knowledge assessed against General as a result of any audit by the Internal Revenue Service or any state or local taxing authority and no such deficiency has been proposed or threatened.

(l)           Books and Records.  The general ledger and books of account of General, all minute books of General, all federal, state and local income, franchise, property and other tax returns filed by General, all of which have been made available to West, are in all material respects complete and correct and have been maintained in accordance with good business practice and in accordance with all applicable procedures required by laws and regulations.

(m)         Contracts and Commitments.  The General Schedule lists all material contracts and agreements to which General is a party, whether written or oral, other than those between General and West.  Each such contract is a valid and binding agreement of General, enforceable against General in accordance with its terms, is in full force and effect and represents the material terms of the agreement between the respective parties.  General has materially complied with all obligations required pursuant to such contracts to have been performed by General on its part and neither General nor, to its knowledge, any other party to such contract is in breach of or default in any material respect under any such contract.

(n)          Compliance with Laws.  General has all requisite licenses, permits and certificates, including environmental, health and safety permits, from federal, state and local authorities necessary to conduct its business as currently conducted and own and operate its assets, except where the failure to have such permits would not reasonably be expected to have an Adverse Effect.  General is not in violation of any federal, state or local law, regulation or ordinance (including, without limitation, laws, regulations or ordinances relating to building, zoning, environmental, disposal of hazardous waste, land use or similar matters) relating to its business or its properties.

(o)          Employee Benefit Plans.  The General Schedule lists all employee benefit plans as defined in ERISA Section 3(3), and all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar employee benefit plans, and all material unexpired severance agreements with any current or former employee of General.  With respect to such plans, individually and in the aggregate, no event has occurred and, to its Knowledge, there exists no condition or set of circumstances in connection with which General could be subject to any liability that is reasonably likely to have an Adverse Effect under ERISA, the Tax Code or any other applicable law.

(p)          Indebtedness to and from Affiliates.  Except as set forth in the General Schedule, General is not indebted, directly or to its Knowledge indirectly, to any officer, director or 10% stockholder of General in any amount other than for salaries for services rendered or reimbursable business expenses, and no such person is indebted to General except for advances made to employees of General in the ordinary course of business to meet reimbursable business expenses.

(q)          Banking Facilities.  The General Schedule sets forth a true, correct, and complete list of:  (i) each bank, savings and loan or similar financial institution in which General has an account or safety deposit box and the numbers of the accounts or safety deposit boxes maintained by General thereat; and (ii) the names of all signatories authorized to draw on each such account or to have access to any such safety deposit box facility.

(r)           Regulatory Approvals.  All consents, approvals, authorizations or other requirements prescribed by any law, rule or regulation that must be obtained or satisfied by General and that are necessary for the execution and delivery by General of this Agreement or any documents to be executed and delivered by General in connection therewith have been, or prior to the Closing Date will be, obtained and satisfied.

(s)           No Brokers.  No broker or finder has acted for General in connection with this Agreement or the transactions contemplated hereby, and no broker or finder is entitled to any brokerage or finder’s fee or other commissions in respect of such transactions based upon agreements, arrangements or understandings made by or on behalf of General.

(t)           Disclosure.  The information concerning General set forth in this Agreement, the exhibits and schedules hereto, and any document, statement or certificate furnished or to be furnished in connection herewith does not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated herein or therein or necessary to make the statements and facts contained herein or therein, in light of the circumstances in which they are made, not false or misleading.

(u)          Tax Treatment.  Neither General nor, to the Knowledge of General, any of its Affiliates has taken or agreed to take action that would prevent the Merger Transactions from constituting a reorganization qualifying under the provisions of Section 368 of the Tax Code.

Section 7.          West’s and Acquisition Sub’s Representations and Warranties. Each of West and Acquisition Sub represents and warrants to General and the surviving corporation that the statements contained in this Section are true and correct as of the Closing Date and do not contain any facts, or omit any facts, that render the statements herein to be misleading, except (i) where any variation would not be reasonably likely to have an Adverse Effect, and (ii) as set forth herein and in the disclosure schedule delivered by West and Acquisition Sub to General (the “West Schedule”), arranged in sections corresponding to the paragraphs in this Section; the disclosure in any section or paragraph will qualify other paragraphs in this Section to the extent that it is reasonably apparent from a reading of the disclosure that it also qualifies or applies to such other paragraphs.

(a)          Organization.

      (i)    West is a corporation validly existing and in good standing under the laws of the State of Nevada and has all requisite power and authority and possesses all necessary governmental approvals necessary to own, lease and operate its properties, to carry on its business as now being conducted, to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated hereby and thereby.  West is duly qualified to do business and is in good standing in all jurisdictions in which its ownership of property or the character of its business requires such qualification, except where the failure to be so qualified would not reasonably be expected to have an Adverse Effect.  Certified copies of the Articles of Incorporation and Bylaws, as amended to date, each as currently in effect, have been made available to General, are complete and correct, and no amendments have been made thereto or have been authorized since the date thereof.  West is not in violation of any of the provisions of its Articles of Incorporation or Bylaws.

      (ii)   Acquisition Sub is a corporation validly existing and in good standing under the laws of the State of Nevada and has all requisite power and authority and possesses all necessary governmental approvals necessary to own, lease and operate its properties, to carry on its business as now being conducted, to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated hereby and thereby.  Certified copies of the Articles of Incorporation and Bylaws, as amended to date, have been made available to General, are complete and correct, and no amendments have been made thereto or have been authorized since the date thereof.  Acquisition Sub is not in violation of any of the provisions of its Articles of Incorporation or Bylaws.

      (iii)    West has delivered or made available to General a true and correct copy of the Articles of Incorporation and Bylaws of each of West and Acquisition Sub, each as amended to date, and each such instrument is in full force and effect. Neither West nor Acquisition Sub is in violation of any of the provisions of its Articles of Incorporation or Bylaws or equivalent governing instruments.

      (iv)    West is required to file current reports with the SEC pursuant to Section 13 of the Securities Exchange Act of 1934 and are eligible for quotation on the Over-the-Counter Bulletin Board, and all reports required to be filed by West with the SEC or FINRA have been filed.

(b)          Capitalization.

      (i)     West’s authorized capital stock consists solely of 975,000,000 (post-Stock Split) shares of common stock, $0.001 par value.

     (ii)    There are 39,000,000 (post-Stock Split) shares of common stock issued and outstanding as of the date hereof (which number excludes the actions contemplated by the Cancellation Agreement and the Subscription Agreements), no shares of preferred stock of West is issued and outstanding, and no shares of common stock of West is held in the treasury of West.  All of the issued and outstanding shares of common stock of West were duly and validly issued and fully paid, are non-assessable and free of preemptive rights, and were issued in compliance with all applicable state and federal securities laws.

      (iii)    No person, firm, or corporation has any agreement, option, warrant, preemptive right or other rights capable of becoming an agreement, option, warrant or right for the acquisition of shares of West’s common stock or for the purchase, subscription or issuance of any of the unissued shares in the capital of West or Acquisition Sub.

      (iv)    West owns all of the outstanding capital stock of Acquisition Sub, free and clear of all liens, claims, options, charges, and encumbrances of whatsoever nature.

(c)          Authorization.  Each of West and Acquisition Sub has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by West and Acquisition Sub and the consummation by West and Acquisition Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action by West and Acquisition Sub, respectively, and no other corporate proceedings on the part of West or Acquisition Sub, respectively, and no stockholder vote or consent is necessary to authorize this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by West and Acquisition Sub.  This Agreement and all other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby to which West or Acquisition Sub is a party constitute the valid and legally binding obligations of West and Acquisition Sub, respectively, enforceable against West and Acquisition Sub, respectively, in accordance with its terms, except as may be limited by principles of equity or applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or other similar laws relating to or affecting the rights and remedies of creditors generally.  The execution, delivery and performance by West and Acquisition Sub of this Agreement and the agreements provided for herein, and the consummation by West and Acquisition Sub of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, violate the provisions of the Articles of Incorporation or Bylaws of West or Acquisition Sub or, to West’s or Acquisition Sub’s Knowledge, (i) violate the provisions of any law, rule or regulation applicable to West or Acquisition Sub, (ii) violate any judgment, decree, order or award of any court, governmental body or arbitrator; or (iii) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties or assets of West or Acquisition Sub pursuant to, any indenture, mortgage, deed of trust or other instrument or agreement to which West or Acquisition Sub is a party or by which West or Acquisition Sub or any of their respective properties is or may be bound.

(d)          No Conflict.  The execution and delivery of this Agreement by West and Acquisition Sub does not require any consent or approval under, result in any breach of, any loss of any benefit under or constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of any lien or encumbrance on any property or asset of West or Acquisition Sub pursuant to any material agreement of West or Acquisition Sub or other instrument or obligation of West or Acquisition Sub.

(e)          SEC Filings.

                                (i)     Except as disclosed on the West Schedule, West has filed all forms, reports and documents required to be filed with the SEC since it first became a public reporting company. All such required forms, reports and documents (including the financial statements, exhibits and schedules thereto and those documents that West may file subsequent to the date hereof) are collectively referred to herein as the “West SEC Reports." As of their respective dates, the West SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such West SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

                                (ii)    West has heretofore furnished to General a complete and correct copy of any amendments or modifications to the West SEC Reports, if any, which have not yet been filed with the SEC but which will be required to be filed, to agreements, documents or other instruments which previously had been filed by West with the SEC pursuant to the Securities Act or the Exchange Act.

(f)           Litigation.  There is no private or governmental action, suit, legal or administrative proceeding or investigation pending or, to West’s Knowledge, threatened against or involving West or Acquisition Sub (either as a plaintiff or defendant) before any court or governmental agency, foreign or domestic, authority, body or arbitrator.  There is not in existence on the date hereof any order, judgment or decree of any court, tribunal or agency to West’s Knowledge enjoining or requiring West or Acquisition Sub to take any action of any kind with respect to its business, assets or properties.

(g)           Tax Matters.

                                (i)     Tax Returns. All tax returns and reports of West required by law to be filed have been filed and are true, complete and correct, and any taxes payable in accordance with any return filed by West or in accordance with any notice of assessment or reassessment issued by any taxing authority have been so paid.

                                 (ii)    Current Taxes. Adequate provisions have been made for taxes payable for the current period for which tax returns are not yet required to be filed and there are no agreements, waivers, or other arrangements providing for an extension of time with respect to the filing of any tax return by, or payment of, any tax, governmental charge or deficiency by West.  West is not aware of any contingent tax liabilities or any grounds which would prompt a reassessment including aggressive treatment of income and expenses in filing earlier tax returns.

(h)          Records and Financial Statements.

      (i)     Charter Documents.  The charter documents of West have not been altered since the incorporation of each, respectively, except as filed in the record books of West.

      (ii)    West Financial Statements. The West Financial Statements as included in the West SEC Reports present fairly, in all material respects, the assets and liabilities (whether accrued, absolute, contingent or otherwise) of West, as of the respective dates thereof, and the sales and earnings of the West Business during the periods covered thereby, in all material respects and have been prepared in substantial accordance with generally accepted accounting principles consistently applied.

      (iii)   West Accounts Payable and Liabilities. There are no material liabilities, contingent or otherwise, of West or Acquisition Sub which are not disclosed in the West Schedule or reflected in the West Financial Statements except those incurred in the ordinary course of business since the date of the said schedule and the West Financial Statements, and West has not guaranteed or agreed to guarantee any debt, liability or other obligation of any person, firm or corporation. Without limiting the generality of the foregoing, all accounts payable and liabilities of West as of the date hereof, are described in the West Schedule.

      (iv)   No Debt to Related Parties. Except as disclosed in the West Schedule, West, nor the Acquisition Sub is not, and on Closing will not be, indebted to any affiliate, director or officer of West except accounts payable on account of bona fide business transactions of West incurred in normal course of the West Business, including employment agreements, none of which are more than 30 days in arrears.

      (v)    No Adverse Events. Since the date of the most recent West Financial Statements filed in the West SEC Reports:

        (A)    there has not been any material adverse change in the financial position or condition of West, its liabilities or the West Assets or any damage, loss or other change in circumstances materially affecting West, the West Business or the West Assets or West’s right to carry on the West Business, other than changes in the ordinary course of business,

        (B)    there has not been any damage, destruction, loss or other event (whether or not covered by insurance) materially and adversely affecting West, the West Business or the West Assets,

        (C)    there has not been any material increase in the compensation payable or to become payable by West to any of West’s officers, employees or agents or any bonus, payment or arrangement made to or with any of them,

        (D)    the West Business has been and continues to be carried on in the ordinary course,

        (E)    West has not waived or surrendered any right of material value,

        (F)    West has not discharged or satisfied or paid any lien or encumbrance or obligation or liability other than current liabilities in the ordinary course of business, and

        (G)    no capital expenditures in excess of $10,000 individually or $30,000 in total have been authorized or made.

(i)           Contracts and Commitments.  There is no material contract to which West is a party other than those specified in its filings with the SEC.  Acquisition Sub is not a party to any material contract.  Other than this Agreement, West is not a party to any agreement or understanding pursuant to which any securities of any class of capital stock are to be issued or created or transferred.  West has not acquired any shares of Common Stock, and has no formal or informal agreements or understandings pursuant to which it can or will acquire any shares of Common Stock.  Neither West nor any officer, director or 10% stockholder of West has any agreements, plans, understandings or proposals, whether formal or informal or whether oral or in writing, pursuant to which it granted or may have issued or granted any individual or entity any convertible security or any interest in West or the West’s earnings or profits, however defined.

(j)           Applicable Laws and Legal Matters.

      (i)    Licenses. West holds all licenses and permits as may be requisite for carrying on the West Business in the manner in which it has heretofore been carried on, which licenses and permits have been maintained and continue to be in good standing except where the failure to obtain or maintain such licenses or permits would not have a material adverse effect on the West Business.

      (ii)           Applicable Laws. West has not been charged with or received notice of breach of any laws, ordinances, statutes, regulations, by-laws, orders or decrees to which they are subject or which apply to them the violation of which would have a material adverse effect on the West Business, and West is not in breach of any laws, ordinances, statutes, regulations, bylaws, orders or decrees the contravention of which would result in a material adverse impact on the West Business.

      (iii)    Pending or Threatened Litigation. There is no material litigation or administrative or governmental proceeding pending or threatened against or relating to West, the West Business, or any of the West Assets nor does West have any knowledge of any deliberate act or omission of West or its subsidiaries that would form any material basis for any such action or proceeding.

      (iv)    No Bankruptcy. West has not made any voluntary assignment or proposal under applicable laws relating to insolvency and bankruptcy and no bankruptcy petition has been filed or presented against West and no order has been made or a resolution passed for the winding-up, dissolution or liquidation of West.

      (v)    Labor Matters. West is not a party to any collective agreement relating to the West Business with any labor union or other association of employees and no part of the West Business has been certified as a unit appropriate for collective bargaining or, to the knowledge of West, has made any attempt in that regard.

      (vi)    Finder's Fees. West is not a party to any agreement which provides for the payment of finder's fees, brokerage fees, commissions or other fees or amounts which are or may become payable to any third party in connection with the execution and delivery of this Agreement and the transactions contemplated herein.

(k)          Ownership and Condition.

      (i)     Business Assets. The West Assets comprise all of the property and assets of the West Business, and no other person, firm or corporation owns any assets used by West in operating the West Business, whether under a lease, rental agreement or other arrangement, other than as disclosed in the West Schedule.

      (ii)    Title. West is the legal and beneficial owner of the West Assets, free and clear of all mortgages, liens, charges, pledges, security interests, encumbrances or other claims whatsoever, save and except as disclosed in the West Schedule.

      (iii)    No Option. No person, firm or corporation has any agreement or option or a right capable of becoming an agreement for the purchase of any of the West Assets.

      (iv)   West Insurance Policies. West does not maintain any public liability insurance and insurance against loss or damage to the West Assets and the West Business.

      (v)    West Material Contracts. The West Material Contracts listed in the West Schedule, if any, constitutes all of the material contracts of West.

      (vi)   No Default. There has not been any default in any material obligation of West or any other party to be performed under any of the West Material Contracts, each of which is in good standing and in full force and effect and unamended (except as disclosed in the West Schedule hereto), and West is not aware of any default in the obligations of any other party to any of the West Material Contracts.

      (vii)    No Compensation on Termination. There are no agreements, commitments or understandings relating to severance pay or separation allowances on termination of employment of any employee of West, except as listed on the West Schedule. West is not obliged to pay benefits or share profits with any employee after termination of employment except as required by law.

(l)           West Business.

      (i)     Maintenance of Business. Since the date of the most recent West Financial Statements filed in the West SEC Reports, West has not entered into any material agreement or commitment except in the ordinary course and except as disclosed herein.

      (ii)    Subsidiaries. Except for Acquisition Sub, West does not own any subsidiaries and does not otherwise own, directly or indirectly, any shares or interest in any other corporation, partnership, joint venture or firm.

      (iii)   Acquisition Shares.  The shares of West’s common stock when delivered to the holders of the General Units pursuant to the Merger shall be validly issued and outstanding as fully paid and non-assessable shares and the shares of West’s common stock shall be transferable upon the books of West, in all cases subject to the provisions and restrictions of all applicable securities laws.

(m)          Employee Benefit Plans.  Except as disclosed in its filings with the SEC, West has no (A) employee benefit plans as defined in ERISA Section 3(3), (B) bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance or other similar employee benefit plans, or (C) material unexpired severance agreements with any current or former employee of West.  With respect to such plans, individually and in the aggregate, no event has occurred and, to its Knowledge, there exists no condition or set of circumstances in connection with which West could be subject to any liability that is reasonably likely to have an Adverse Effect under ERISA, the Tax Code or any other applicable law.

(n)          Absence of Liens and Encumbrances.  West has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used in its business, free and clear of any Liens and Encumbrances except (i) as reflected in the West Financial Statements, (ii) for liens for taxes not yet due and payable and (iii) for such imperfections of title and encumbrances, if any, which would not be reasonably expected to have an Adverse Effect.

(o)           Indebtedness to and from Affiliates. Except as disclosed on the West Schedule, West is not indebted, directly or to its Knowledge indirectly, to any officer, director or 10% stockholder of West in any amount other than for salaries for services rendered or reimbursable business expenses, and no such person is indebted to West except for advances made to employees of West in the ordinary course of business to meet reimbursable business expenses.

(p)          Board Approval.  The Board of Directors of West and Acquisition Sub has, as of the date of this Agreement, (i) determined that the Merger is fair to, advisable and in the best interests of West and Acquisition Sub’s stockholders, (ii) has approved the issuance of shares of common stock pursuant to the Merger and (iii) duly approved the Merger, this Agreement and the transactions contemplated hereby.

(q)          Banking Facilities.  West has no account or safety deposit box at any bank, savings and loan or similar financial institution or other similar facility.

(r)           Regulatory Approvals.  All consents, approvals, authorizations or other requirements prescribed by any law, rule or regulation that must be obtained or satisfied by West and Acquisition Sub and that are necessary for the execution and delivery by West and Acquisition Sub of this Agreement or any documents to be executed and delivered by West and Acquisition Sub in connection therewith have been obtained and satisfied.

(s)           No Brokers.  No broker or finder has acted for West or Acquisition Sub in connection with this Agreement or the transactions contemplated hereby, and no broker or finder is entitled to any brokerage or finder’s fee or other commissions in respect of such transactions based upon agreements, arrangements or understandings made by or on behalf of West or Acquisition Sub.

(t)           Disclosure.  The information concerning each of West and Acquisition Sub set forth in its reports and filings with the SEC, this Agreement, the exhibits and schedules hereto, and any document, statement or certificate furnished or to be furnished in connection herewith (as applicable) does not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated herein or therein or necessary to make the statements and facts contained herein or therein, in light of the circumstances in which they are made, not false or misleading.

(u)          Certificates.  The certificates representing the shares of West delivered pursuant to this Agreement are subject to certain trading restrictions imposed by the Securities Act and applicable state securities or “blue sky” laws.

Section 8.          Conditions to the Merger.  The respective obligation of each party to effect the Merger and the other transactions contemplated herein shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, any or all of which may be waived, in whole or in part by the parties hereto, to the extent permitted by applicable law:

(a)          The Stock Split shall have been consummated and duly approved by the requisite vote under applicable Nevada law and the West charter documents and by the directors of West.

(b)          The transactions contemplated by the Cancellation Agreement and the Subscription Agreements shall be effective at the Effective Time.

(c)          Any governmental or third party approvals required to effect the Merger Transactions shall have been obtained.

(d)          Each of the parties hereto shall have delivered to each other complete and accurate Schedules to this Agreement and such Schedules shall have been approved by the recipient.

Section 9.         General Conditions to the Merger.  The obligation of General to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, unless waived by General:

(a)          Each of the representations and warranties of West and Acquisition Sub contained in this Agreement shall be true and correct as of the date of this Agreement, except to the extent that any changes, circumstances or events making such representations and warranties not true or correct would not, individually or in the aggregate, constitute an Adverse Effect.

(b)          West and Acquisition Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it.

(c)          From the date of this Agreement through the Effective Time, there shall not have occurred any change, circumstance or event concerning West or Acquisition Sub that has had or could be reasonably likely to have an Adverse Effect.

(d)          Each of the directors of West shall have resigned as directors of West pursuant to Section 4 herein.

(e)          The nominees of General, set forth in the General Schedule, annexed hereto, shall have been appointed as members of the board of directors of West.

Section 10.        West and Acquisition Sub Conditions.  The obligations of West and Acquisition Sub to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, unless waived by West:

(a)          Each of the representations and warranties of General contained in this Agreement shall be true and correct as of the date of this Agreement, except to the extent that any changes, circumstances or events making such representations and warranties not true or correct would not, individually or in the aggregate, constitute an Adverse Effect.

(b)          General shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c)          From the date of this Agreement through the Effective Time, there shall not have occurred any change, circumstance or event concerning General that has had or could be reasonably likely to have an Adverse Effect.

(d)          West shall have received from each holder of shares of General capital stock (1) an investor suitability questionnaire in form and substance satisfactory to West, containing customary investment representations and certifying that such holder is an “accredited investor” as defined in Regulation D of the Securities Act or (2) confirmation of receipt of the appropriate disclosures required pursuant to Rule 506 under Regulation D of the Securities Act.

Section 11.        Indemnification.

(a)          West agrees to indemnify General, and hold it harmless from and in respect of any (i) assessment, loss, damage, liability, cost and expense (including, without limitation, interest, penalties, and reasonable attorneys’ fees) in excess of $1,000.00 in the aggregate, imposed upon or incurred by General resulting from a breach of this Agreement or the covenants or conditions made by West; (ii) inaccuracy in any of the representations and warranties made by West herein in this Agreement; or (iii) any and all liabilities arising out of or in connection with: (A) any of the assets of West or any subsidiary prior to the Closing; or (B) the operations of West prior to the Closing.  Assertion by the General to its right to indemnification under this Section 11.1(a) shall not preclude assertion by General of any other rights or the seeking of any other remedies against West.

(b)          General agrees to indemnify West, and hold it harmless from and in respect of any assessment, loss, damage, liability, cost and expense (including, without limitation, interest, penalties, and reasonable attorneys’ fees) in excess of $1,000.00 in the aggregate, imposed upon or incurred by General resulting from a breach of this Agreement.  Assertion by West to its right to indemnification under this Section 11.1(b) shall not preclude assertion by West of any other rights or the seeking of any other remedies against General.

(c)          All rights to indemnification by General and West existing in favor of each individual who is an officer or director of General or West of the date of this Agreement (each such individual, an “Indemnified Person”) for his acts and omissions as a director or officer of General or West occurring prior to the Effective Time, as provided in General or West's Articles of Incorporation or Bylaws (as in effect as of the date of this Agreement) shall survive the Merger Transactions and shall continue in full force and effect (to the fullest extent such rights to indemnification are available under and are consistent with applicable law) for a period of six years from the Closing Date.

Section 12.       Confidentiality.  Each party shall ensure that any nonpublic information provided to it by any other party in confidence shall be treated as strictly confidential and that all such confidential information that each party or any of its respective officers, directors, employees, attorneys, agents, investment bankers, or accountants may now possess or may hereinafter create or obtain relating to the financial condition, results of operations, businesses, properties, assets, liabilities, or future prospects of the other such parties, any affiliate thereof, or any customer or supplier thereof shall not be published, disclosed, or made accessible by any of them to any other person at any time or used by any of them, in each case without the prior written consent of the other party; provided, however, that the restrictions of this Section shall not apply (a) as may otherwise be required by law, (b) as may be necessary or appropriate in connection with the enforcement of this Agreement, or (c) to the extent such information was in the public domain when received or thereafter enters the public domain other than because of disclosures by the receiving party.  Each such party shall, and shall cause all of such other persons who received confidential information, from time to time to deliver to the disclosing party all tangible evidence of such confidential information to which the restrictions of this Section apply upon written request.

Section 13.        Miscellaneous.

(a)          Survival.  The representations and warranties of the parties will terminate at the Effective Time and only those covenants that by their terms survive the Effective Time shall survive the Effective Time.  This Section 12 shall survive the Effective Time.

(b)          Press Releases and Public Announcements.  No party will issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other party; provided, however, that any party may make any public disclosure it believes in good faith is required by applicable law or any listing requirement or trading agreement.

(c)          No Third-Party Beneficiaries.  This Agreement will not confer any rights or remedies upon any person other than the parties and their respective successors and permitted assigns.

(d)          Notices.  All notices required or permitted under this Agreement will be in writing and will be given by certified or regular mail or by any other reasonable means (including personal delivery, facsimile, or reputable express courier) to the party to receive notice at the following addresses or at such other address as any party may, by notice, direct:

To West or	WestCoast Golf Experiences, Inc.
Acquisition Sub:	Attention: President
4199 Campus Drive
Suite 550
Irvine, California 92612

With a copy to:	M2 Law Professional Corporation
(which will not	Attention: Michael Muellerleile, Esq.
constitute notice)	500 Newport Center Drive, Suite 800
Newport Beach, California 92660
Fax number: (949) 706-1475

To General:	General Mayhem LLC
Attention: Sanjay Sabnani
20300 Ventura Blvd. Suite 330
Woodland Hills, CA 91364
Fax number: _________

With a copy to:	Sichenzia Ross Friedman Ference LLP
(which will not	Attention: Gregory Sichenzia, Esq.
constitute notice)	61 Broadway, 32nd Floor
New York, NY 10006
Fax number: (212) 930-9725

All notices given by certified mail will be deemed as given on the delivery date shown on the return mail receipt, and all notices given in any other manner will be deemed as given when received.

(e)          Waiver.  The rights and remedies of the parties to this Agreement are cumulative and not alternative.  Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.  To the maximum extent permitted by applicable law, (a) no claim or right arising from this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the waiving party, (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given, and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

(f)           Further Assurances.  The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and of the documents referred to in this Agreement.

(g)          Successors and Assigns.  This Agreement will be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.  No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party, which may be granted or withheld at the sole discretion of such other party.  Any unauthorized assignment is void.

(h)          Severability.  Any provision of this Agreement that is invalid, illegal or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

(i)           Amendment.  This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time.  This Agreement may not be amended by the parties hereto except by execution of an instrument in writing signed on behalf of each of General, West and Acquisition Sub.

(j)           Expenses.  Each party will pay all fees and expenses (including, without limitation, legal and accounting fees and expenses) incurred by such party in connection with the transactions contemplated by this Agreement.

(k)           Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the State of Nevada, without giving effect to principles of conflicts of laws.

(l)           Counterparts; Signatures.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original, but all of which will be one and the same document.  Facsimiles and electronic copies in portable document format (“PDF”) containing original signatures shall be deemed for all purposes to be originally signed copies of the documents that are the subject of such facsimiles or PDF versions.

(m)         Entire Agreement.  This Agreement, the schedules and exhibits hereto, and the agreements and instruments to be delivered by the parties on Closing represent the entire understanding and agreement between the parties and supersede all prior oral and written and all contemporaneous oral negotiations, commitments and understandings.

[Signatures on Following Page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger as of the date first above written.

WESTCOAST GOLF EXPERIENCES, INC.

By	/s/ Suzanne Fischer
Name:	Suzanne Fischer
Title:	President

GENERAL MAYHEM ACQUISITION CORP.

By	/s/ Suzanne Fischer
Name:	Suzanne Fischer
Title:	President

GENERAL MAYHEM LLC

By	/s/ Sanjay Sabnanai
Name:	Sanjay Sabnanai
Title:	Manager

Schedule 1

Definitions

“Adverse Effect” means, with respect to each party, any effect or change that would have a material adverse effect on the results of operations, financial condition, assets, properties or business of the party, taken as a whole, or on the ability of the party to consummate timely the transactions contemplated hereby.

“Affiliate” has the meaning set forth in Exchange Act Rule 12b-2.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Effective Time” means the time of acceptance for record of the Articles of Merger by the Secretary of State of the State of Nevada in accordance with the Nevada Revised Statute (but not earlier than the Closing Date) or at such later time that the parties hereto shall have agreed upon and designated in such filing in accordance with applicable law as the effective time of the Merger.

“Encumbrances” means any and all encumbrances, charges, claims equitable interests, liens, options, pledges, security interests, mortgages, rights of first refusal or restrictions of any kind and nature.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Knowledge” means the actual knowledge of the executive officers of a party, without independent investigation.

“Liens” means any liens, claims, encumbrances, security interests and rights of redemption.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“West Assets” means the undertaking and all the property and assets of the West Business of every kind and description wheresoever situated including, without limitation, West Equipment, West Inventory, West Material Contracts, West Accounts Receivable, West Cash, West Intangible Assets and West Goodwill, and all credit cards, charge cards and banking cards issued to West.

“West Business” means all aspects of any business conducted by West and its subsidiaries.

WEST SCHEDULE

This constitutes the West Schedule (the “West Schedule”) delivered by WestCoast Golf Experiences, Inc., a Nevada corporation (“West”), pursuant to that certain Agreement and Plan of Merger (the “Agreement”) dated as of April 1, 2008 by and among West, General Mayhem, LLC, a California limited liability company, and General Mayhem Acquisition Corp., a newly-formed wholly-owned subsidiary of West (“Acquisition Sub”).  Unless the context otherwise requires, all capitalized terms used in this West Schedule shall have the respective meanings assigned to them in the Agreement.

No reference to or disclosure of any item or other matter in this West Schedule shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in this West Schedule.  No disclosure in this West Schedule relating to any possible breach or violation of any agreement, law or regulation shall be construed as an admission or indication that any such breach or violation exists or has actually occurred.  The headings contained in this West Schedule are for convenience of reference only, shall not be deemed to be a part of the West Schedule and shall not be referred to in connection with the construction or interpretation of this West Schedule.

This West Schedule and the information and disclosures contained in this West Schedule are intended only to qualify and limit the representations and warranties of West contained in the Agreement and shall not be deemed to expand in any way the scope or effect of any such representations or warranties.

References to any document do not purport to be complete and are qualified in their entirety by the contents of such document itself. The contents of any such document referred to in this West Schedule are incorporated by reference in this West Schedule as though fully set forth herein.

The disclosures herein will qualify other paragraphs in Section 6 of the Agreement to the extent that it is reasonably apparent from a reading of the disclosure that it also qualifies or applies to such other paragraphs.

(h) Records and Financial Statements.

(iii) West Accounts Payable and Liabilities.

$6,890 is due and payable to Roger Arnet, West’s former officer and director.

$40,000 is due and payable to M2 Law Professional Corporation, West’s legal counsel.

$10,000 is due and payable to one of West’s minority shareholders.

(iv) No Debt to Related Parties.

$6,890 is due and payable to Roger Arnet, West’s former officer and director.

(k)             Ownership and Condition

  (i) Business Assets.

  In connection with the Stock Cancellation Agreement, West has agreed to transfer the rights to certain computer equipment valued at $670 to Roger Arnet, West’s former officer and director.

                  (ii) Title

  In connection with the Stock Cancellation Agreement, West has agreed to transfer the rights to certain computer equipment valued at $670 to Roger Arnet, West’s former officer and director.

(v) West Material Contracts.

None.

(vii) No Compensation on Termination.

 In connection with the resignation of Suzanne Fischer as the sole officer and director pursuant the Agreement, West has agreed to pay a one-time severance payment of $50,000 to Ms. Fischer.

(o)           Indebtedness to and from Affiliates.

$6,890 is due and payable to Roger Arnet, West’s former officer and director.

$10,000 is due and payable to one of West’s minority shareholders.

GENERAL SCHEDULE

This constitutes the General Schedule (the “General Schedule”) delivered by General Mayhem, LLC, a California limited liability company (“General”), pursuant to that certain Agreement and Plan of Merger (the “Agreement”) dated as of April 1, 2008 by and among General, WestCoast Golf Experiences, Inc., a Nevada corporation (“West”), and General Mayhem Acquisition Corp., a newly-formed wholly-owned subsidiary of West (“Acquisition Sub”).  Unless the context otherwise requires, all capitalized terms used in this General Schedule shall have the respective meanings assigned to them in the Agreement.

No reference to or disclosure of any item or other matter in this General Schedule shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in this General Schedule.  No disclosure in this General Schedule relating to any possible breach or violation of any agreement, law or regulation shall be construed as an admission or indication that any such breach or violation exists or has actually occurred.  The headings contained in this General Schedule are for convenience of reference only, shall not be deemed to be a part of the General Schedule and shall not be referred to in connection with the construction or interpretation of this General Schedule.

This General Schedule and the information and disclosures contained in this General Schedule are intended only to qualify and limit the representations and warranties of General contained in the Agreement and shall not be deemed to expand in any way the scope or effect of any such representations or warranties.

References to any document do not purport to be complete and are qualified in their entirety by the contents of such document itself. The contents of any such document referred to in this General Schedule are incorporated by reference in this General Schedule as though fully set forth herein.

The disclosures herein will qualify other paragraphs in Section 6 of the Agreement to the extent that it is reasonably apparent from a reading of the disclosure that it also qualifies or applies to such other paragraphs.

The General Schedule

Schedule 6(g) – Insurance

None.

Schedule 6(j) – Real Property

Sublease between General and The Kern Organization commencing February 15, 2008 and ending December 31, 2008.  Office space is approximately 1578 square feet.  Monthly rent is $3,471.60.

Schedule 6(m) – Contracts and Commitments

•	Websites and Domain Name Acquisition and Transfer Agreement, by and between General and Typhoon Capital Consultants, LLC (“Typhoon”), dated March 27, 2008.

Schedule 6(o) – Employee Benefit Plans

None.

Schedule 6(p) – Indebtedness to and from Affiliates

•	Promissory Note, by General to Typhoon, dated March 27, 2008, in the amount of $306,000.00; and

•	Promissory Note, by General to Typhoon, dated March 27, 2008, in the amount of $94,020.00.

*The term of the Promissory Notes is 2 years and interest will accrue at the rate of 10% per annum if the Notes are not repaid by May 28, 2008.

Schedule 6(q) – Banking Facilities

Wells Fargo Bank
433 N. Camden Drive
Beverly Hills, CA 90210
Checking Account # 8020221076
Signer(s):  Sanjay Sabnani